Exhibit 10(a)

May 2, 2011

Robert T. O’Shaughnessy

(Address on file)

Dear Bob:

I am pleased to offer you the position of Executive Vice President & Chief Financial Officer with the PulteGroup, Inc. reporting to me, Richard Dugas - Chairman, President & CEO.

Salary:

Your starting salary will be $700,000 per year.

Annual Incentive:

Under the Company’s Annual Incentive Program (“AIP”), your 2011 target will be set at $700,000 (100% of your 2011 base salary). The award opportunity is based on the achievement of Company financial goals as approved by the Compensation & Management Development Committee of the Board of Directors (“Committee”). For 2011, we will provide you with a payout reflecting the higher of $360,000 or the annual award based on actual Company performance. Any bonus payable to you under the AIP shall be paid to you no later than March 15th of the calendar year following the calendar year in which the bonus is earned.

Long-Term Incentive:

Under the Company’s Long-Term Incentive Program (“LTIP”), your target will be set at $700,000 (100% of your 2011 base salary) for the 2011-2013 performance period. The LTIP award is based on the achievement of pre-established three-year Company financial goals as approved by the Committee and will be paid at the end of the three year performance period in accordance with and subject to the terms of the LTIP.

Annual Equity Grant:

You will also be eligible for a 2011 annual equity grant consisting of Company stock options and/or restricted shares, which will be awarded in February 2012 as approved by the Committee. The estimated value of the annual equity award is expected to be approximately $850,000, which may vary based on the stock price at the time of grant. The vesting provisions, number of shares and mix of equity you will receive shall be determined by the Committee with direction from the CEO and the Committee’s outside compensation consultant.

Payments in lieu of Forfeited Compensation:

You shall also receive a one-time cash payment and restricted share award to compensate you for the value of your unvested restricted stock units that you will forfeit as a result of your separation from your previous employer.

•	A cash payment of $180,000 will be included in the first regular paycheck after your start date.

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A restricted share award having a value of approximately $570,000 will be granted and approved during the first Committee meeting after your start date (“The Sign-On RS Award”). The Sign-On RS Award will vest 100% three years after the date of grant subject to your continued employment with the Company. You will be provided with a grant acceptance agreement shortly after the award is made. In the case of your voluntary termination before the vesting date, you will forfeit your Sign-On RS Award. In the case of an involuntary termination of your employment by the Company without cause prior to the vesting date, the Sign-On RS Award will be forfeited and you shall receive, in lieu of the restricted shares subject to the Sign-On RS Award, a cash payment within 60 days of such termination equal to the number of shares subject to the Sign-On RS Award multiplied by the closing share price on the date of such termination and subject to your timely execution of a signed release with terms satisfactory to the Company.

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The guaranteed portion of the AIP discussed above under “Annual Incentive” is intended to compensate you for the annual bonus that you will forfeit in connection with your separation from your previous employer.

Sign-On Compensation:

We will also provide a Sign-On Stock Option Grant of 100,000 stock options, which will be granted and approved during the first Committee meeting after your start date. These stock options will vest over a four year period subject to your continued employment with the Company (50% vest two years from the grant date, 25% vest three years from the grant date and the remaining 25% vest four years from grant date). You will be provided with a grant acceptance agreement shortly after the award is made. As a condition of your receipt of the Sign-On Stock Option Grant, you will be asked to sign an agreement regarding non-competition and confidentiality.

In addition, the Company will provide you with a sign on bonus of $50,000 to cover transition related expenses and to offset the loss of perquisites from your former employer. This sign-on bonus will be included in the first regular paycheck after your start date.

Benefits & Perquisites:

All company benefit programs, including medical, dental, life insurance, disability insurance and 4 weeks of vacation are available to you on the first day of the month following 60 days of employment.

As a Senior Executive, you will be eligible for the Tax & Financial Planning Assistance program, which reimburses you for any tax and financial counseling up to $7,500 annually. You will also be eligible for the Executive Health Examination Program, which reimburses you up to $4,000 annually for routine medical examinations, blood tests, X-rays and other related diagnostic programs. The reimbursements shall be paid to you in accordance with the Company’s policies and procedures covering expense reimbursements, but in no event later than the last day of the calendar year following the calendar year in which you incurred the reimbursable expense. Any amount of expenses eligible for reimbursement during a calendar year shall not affect the amount of expenses eligible for reimbursement during any other calendar year. The right to any reimbursement pursuant to this offer shall not be subject to liquidation or exchange for any other benefit.

Severance:

Severance benefits for Senior Executives are determined at the discretion of the Company’s Board of Directors, but have generally been a minimum of 12 months of salary and COBRA continuation, a pro-rated bonus based on year-end results and consideration for the value of unvested restricted stock awards.

We anticipate that your start date will be May 31st, 2011. On your first day, please plan to meet with Jamie Bieth at 9:00 a.m. to complete your new hire paperwork. Please bring with you identification to demonstrate your eligibility to work in the United States as noted on the attached Form I-9, List of Acceptable Documents.

This offer in its entirety is contingent upon the successful completion of a reference/ background check.

Bob, welcome to the Pulte team!

Sincerely,

/s/ Richard Dugas

Richard Dugas

Chairman, President & CEO

copy:	Jim Ellinghausen – EVP HR

Payroll Department

By my signature, I agree to the terms of this letter and understand that I am employed at-will as defined by the Employee Handbook.

/s/ Robert T. O’Shaughnessy	5/9/11
Robert “Bob” T. O’Shaughnessy	Date